                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of report (Date of earliest event reported):  November 12, 1996


                            ATMOS ENERGY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


        Texas                      1-10042              75-1743247
 (State or Other Juris-       (Commission File    (IRS Employer Ident-
diction of Incorporation)          Number)           tification No.)



       1800 Three Lincoln Centre                          75240
           5430 LBJ Freeway                             (Zip Code)
            Dallas, Texas
(Address of Principal Executive Offices)



              Registrant's telephone number, including area code:
                                 (972) 934-9227
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Item 5.  Other Events.

     Atmos Energy Corporation, a Texas corporation ("Atmos"), and United Cities Gas Company, an Illinois and Virginia corporation ("United Cities"), have entered into an Agreement and Plan of Reorganization dated July 19, 1996, as amended by Amendment No. 1 to Agreement and Plan of Reorganization dated October 3, 1996 (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement and related Plan of Merger (the "Plan of Merger"), United Cities will merge with and into Atmos, with Atmos as the surviving corporation (the "Merger"). A proposal to ratify and approve the Reorganization Agreement and to approve the Plan of Merger and the Merger was approved by the holders of 84.9% of the outstanding shares of Atmos common stock entitled to vote and 71.7% of the outstanding shares of United Cities common stock entitled to vote at special meetings of the respective shareholders held on November 12, 1996. The affirmative vote of the holders of two-thirds of the outstanding shares of Atmos common stock entitled to vote at the Atmos special meeting was required for approval of the proposal. The affirmative vote of the holders of a majority of the outstanding shares of United Cities common stock entitled to vote at the United Cities special meeting was required for approval of the proposal. A copy of the Joint Proxy Statement/Prospectus of Atmos and United Cities dated October 4, 1996 is attached hereto as an exhibit and incorporated herein by reference.


Item 7.  Financial Statements and Exhibits.

          (c)  Exhibits.

               20.1 Joint Proxy Statement/Prospectus of Atmos Energy Corporation and United Cities Gas Company dated October 4, 1996.

               99.1 Press Release of Atmos Energy Corporation dated November 12, 1996.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                    ATMOS ENERGY CORPORATION


Date:  November 13, 1996      By:    /s/ Robert F. Stephens
                                    -------------------------------------------
                                    Robert F. Stephens, President and
                                    Chief Operating Officer